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                                                                     EXHIBIT 5.2



                        WEIL, GOTSHAL & MANGES SP. Z O.O.
                              UL. EMILII PLATER 53
                                00-113 WARSZAWA
                                 (22) 520-4000
                               FAX: (22) 520-4001






                                                         Warsaw, October 6, 1999

Netia Holdings S.A.
ul. Poleczki 13
02-822 Warszawa




RE: NETIA HOLDINGS II B.V. ("THE ISSUER") OFFER TO EXCHANGE OF US $ 100,000,000 SENIOR NOTES ISSUE AND EURO [EURO] 100,000,00 SENIOR NOTES ISSUE ("THE SECURITIES") AND NETIA HOLDINGS S.A. `S (THE "GUARANTOR")
UNCONDITIONAL, IRREVOCABLE GUARANTIES (THE "GUARANTEES").

Gentlemen:



We have acted as Polish legal counsel to the Guarantor in connection with its guarantee of the US $ 100,000,000 Series B Senior Notes and Euro [EURO] 100,000,00 Series B Senior Notes issued by Netia Holdings II BV and registered under the United States Securities Act of 1933 (the "Act").

In so acting, we have examined originals or copies, certified of otherwise identified to our satisfaction, of the following documents:


a)       the Guarantor's statute certified as being that now in force;

b) a certified extract from the Commercial Register maintained by the Registration Court in Warsaw relation to the Guarantor, dated March 17, 1999;

c) indentures, dated June 10, 1999, (the "Indentures") between the Issuer, Guarantor and State Street Bank and Trust Company N.A.



In such examination, we have assumed:


(i) the legality, validity and enforceability of the Indentures under the laws of the State of New York;


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WEIL, GOTSHAL & MANGES SP. Z O.O.

(ii) that all of the Indentures have been executed and delivered by parties other than the Guarantor and are legal, valid and binding obligations of each of the parties thereto other than the Guarantor;

(iii)    the genuineness of all signatures;

(iv)     the authenticity of all documents submitted to us as originals;

(v) the Statute of the Guarantor which we have examined are those in force and the resolutions of the general meeting of shareholders, the Management Board(s) and the Supervisory Board(s) of the Guarantor and Designated Subsidiaries which we have examined were validly adopted;

(vi) the conformity to original documents of all documents submitted to us as certified, conformed of photostatic copies and the authenticity of the originals of such latter documents.



Based upon the foregoing and subject to the qualifications stated herein, we are of the opinion that:



1. The Guarantor is a joint stock company registered in and existing under the laws of the Republic of Poland.

2. The Guarantor has all requisite corporate power and authority to execute and deliver the Indentures (which include the Guarantees) and to perform its obligations under the Guarantees. The execution, delivery and performance of the Guarantees by the Guarantor and the consummation of the transactions contemplated thereby have been authorized by all necessary corporate action on the part of the Guarantor. The Indentures (which include the Guarantees) have been validly executed and delivered by the Guarantor.

3. The Guarantee will constitute the valid and legally binding obligation of the Guarantor enforceable in accordance with their terms.



The opinions set forth above are subject to the following reservation:

(a) For the purposes of this opinion we do not purport to be experts on, or generally familiar with, any laws other than the laws of the Republic of Poland. Accordingly, we express no opinion herein with regard to any system of law other the laws of the Republic of Poland as currently applied as currently applied by the Polish courts;

(b) The law of any other jurisdiction will not be applied in the Republic of Poland if its application would have any effect which is contrary to the basic principles of public order in the Republic of Poland;

(c) The law of the Republic of Poland, including its tax law and securities law, sets forth general legal principles and Polish commercial, financial and securities laws are largely undeveloped, with little precedent upon which to rely in rendering an opinion as to sophisticated commercial and financial transactions between private parties. Furthermore, it is subject to changes in the law and its interpretations which may not be presently foreseen and anticipated, and which may affect the rights and obligation arising in connection with the Guarantees.


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WEIL, GOTSHAL & MANGES SP. Z O.O.

(d) Our opinion as regards the binding effect of the obligation of the Guarantor under the Indenture and the Guarantees is subject to any limitation arising from administration, bankruptcy, insolvency, liquidation, reorganization and similar laws generally affecting the rights of creditors and generally applicable principle relating to or affecting the enforcement of creditors rights.

(e) As of July 1, 1996 amendments to the Polish Code of Civil Procedure came into force which permit the recognition and enforcement in Poland of the final judgements of the courts of United States, on the condition that there is reciprocity of enforcement of judgements obtained in Polish courts, and provided that (i) the judgement is final and enforceable in the United States; (ii) a party to the dispute has not been deprived of the right of defense or due representation; (iii) the judgement would not (A) be contrary to Polish public policy, (B) conflict with any pending action or judgement of a Polish court on the same subject matter between the same parties, or (C) infringe upon the exclusive jurisdiction of Polish or other non-U.S. courts pursuant to Polish law or international treaty; and (iv) if the matter is one in which Polish law should have been applied, such law was applied unless the foreign law applied does not differ essentially from Polish law. However, due to the fact that (i) prior to these amendments coming into force it was not possible to enforce a foreign judgement in Poland absent provisions of a multi or bi-lateral treaty with the United States allowing same, and (ii) the Polish courts have limited experience in applying the new law, it is difficult to predict how the new law will be interpreted and applied. Accordingly, there is doubt as to enforceability in Poland in original actions or in actions for enforcement of judgements of the U.S. courts, of civil liabilities predicated upon U.S. federal securities laws.


We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reliance on us in the Prospectus under the captions "Risk Factors - Risk Relating Service and Enforcement of Legal Process" and "Validity of Securities". In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.


Yours faithfully,

/s/ WEIL, GOTSHAL & MANGES LLP SP. Z O.O.

Weil, Gotshal & Manges Sp. z o.o.


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